Exhibit 99.1

The proposed transactions described in this communication involve securities of a Japanese company. These transactions are subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. You should be aware that the issuer may purchase securities otherwise than as described in this document, such as in the open market or through privately negotiated purchases.
This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Securities code:　2689
July 10, 2026
(The commencement date of the measures for the electronic provision: July 6, 2026)

To: Shareholders with Voting Rights

OLBA HEALTHCARE HOLDINGS, Inc.
1-1-3 Shimoishii, Kita-ku, Okayama-shi, Okayama
Yohei Maeshima, President and CEO

CONVOCATION NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We are pleased to inform you of the Extraordinary General Meeting of Shareholders of the Company to be held as detailed below.

When convening this General Meeting of Shareholders, the Company takes measures for providing information in electronic format and posts this information as “Convocation Notice of the Extraordinary General Meeting of Shareholders” on the websites specified below.

The Company’s website: https://www.olba.co.jp/ir/event/event_03.html (in Japanese) In addition to the above, the Company also posts this information on the website below.

The website of the Tokyo Stock Exchange (TSE) (TSE Listed Company Search）: https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show (in Japanese)

Access the TSE website above using the internet address shown above, enter “OLBA HEALTHCARE” in “Issue name (company name)” or the Company’s securities code “2689” in “Code,” and click “Search.” Then, click “Basic information” and select “Documents for public inspection/PR information.”

If you do not attend the meeting on the day indicated above, you may exercise your voting rights either via a written form or via the Internet in lieu of attending the meeting, after reviewing the instructions set forth in “How to Exercise Voting Rights” (in Japanese version only). In that event, it would be appreciated if you could review the Reference Documents for the General Meeting of Shareholders beforehand and exercise your voting rights by 6:00 p.m. (Japan Time) on July 27, 2026 (Monday).

Yours sincerely.

Details of the Meeting

1. Date and Time	July 28, 2026 (Tuesday) at 10:00 a.m. (Japan Time)
2. Venue	Pearl Room on the 3rd floor of the Hotel Granvia Okayama 1-5 Ekimotomachi, Kita-ku, Okayama-shi, Okayama, Japan
3. Agenda	Matters to be Resolved

Proposal No. 1	Approval of the Share Exchange Agreement between the Company and DVx Inc.
Proposal No. 2	Partial Amendment of the Articles of Incorporation
Proposal No. 3	Appointment of Six (6) Directors
Proposal No. 4	Appointment of One (1) Corporate Auditor
Proposal No. 5	Partial Amendments to the Share Remuneration System for Directors

End of the Details.

○
If you are attending the General Meeting of Shareholders on the day indicated above, please submit the Voting Right Exercise Form enclosed herewith at the reception of the venue.
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Please note that, in accordance with applicable laws and regulations as well as the provisions of Section 14 of the Articles of Incorporation of the Company, among the matters subject to measures for electronic provision, details of the financial statements and the like pertaining to the final business year (from April 1, 2025 to March 31, 2026) of DVx Inc. (in Japanese only). have been posted on the website of the Company and TSE website specified in this Convocation Notice, and, hence, are not contained in the materials sent to the shareholders who have requested the delivery of paper-based documents.
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In the event of any corrections to matters subject to measures for electronic provision, the details of such corrections will be made available on the respective websites where those matters are posted.

[To Shareholders who are attending the meeting on the day indicated above]

Please be advised as follows. Your understanding and cooperation are highly appreciated.
1.
It is appreciated if you could ascertain your health condition beforehand on the day of this General Meeting of Shareholders and take precautionary measures to prevent infections when participating therein.
2.
No shareholders’ reception is held after the General Meeting of Shareholders is adjourned.
3.
In the event of any corrections to matters subject to measures for electronic provision, such corrections will be made available on the Company’s website (https://www.olba.co.jp/) (in Japanese only). Upon attendance, your confirmation thereof is appreciated.

Reference Documents for the General Meeting of Shareholders

Proposal No.1	Approval of the Share Exchange Agreement between the Company and DVx

OLBA HEALTHCARE HOLDINGS, Inc. (the “Company”) and DVx Inc. (“DVx”) (the Company and DVx collectively, “Both Companies”) have resolved at the meetings of their respective Boards of Directors held on May 22, 2026, to execute a share exchange (the “Share Exchange”) for the business integration based on the spirit of equal partnership between Both Companies (the “Business Integration”), under which the Company will become the wholly owning parent company resulting from the Share Exchange and DVx will become the wholly owned subsidiary company resulting therefrom, and Both Companies have executed on that day an agreement on the Business Integration (the “Business Integration Agreement”) and an agreement on the Share Exchange (the “Share Exchange Agreement”) between Both Companies.

In this regard, we hereby request approval of the Share Exchange Agreement.

The Share Exchange is scheduled to be executed upon the approval of the Share Exchange Agreement by a resolution at this extraordinary general meeting of shareholders of the Company (the “Extraordinary General Meeting of Shareholders”) as well as upon the approval of the Share Exchange Agreement by a resolution at the ordinary general meeting of shareholders of DVx scheduled to be held on June 26, 2026, on the effective date of September 1, 2026 (the “Effective Date”).

It should be noted that, prior to the Effective Date of the Share Exchange, the common shares of DVx (the “DVx Shares”) are scheduled to be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”) on August 28, 2026 (the last trading day will be August 27, 2026).

1.
Reasons for implementing the Share Exchange

The Company was established in October 1967 as Kawanishi Medical Equipment Co., Ltd., with the aim to sell medical and scientific instruments, which later, in January 2021, changed its trade name to OLBA HEALTHCARE HOLDINGS, Inc., in celebration of its 100th year in business. Also, the Company listed its common shares (the “Company’s Shares”) on the Second Section of the Tokyo Stock Exchange in December 2000, and on the First Section of the Tokyo Stock Exchange in March 2020, which underwent a transition to the Tokyo Stock Exchange Standard Market due to a review of classification of markets at the Tokyo Stock Exchange in April 2022, and the Company’s Shares have been listed thereon up to the present date.

The Company, as a corporate group (the “the Company’s Group”), which, as of May 22, 2026, comprises nine companies consisting of the Company, a holding company, and its eight consolidated subsidiaries, engages, primarily in the Chugoku-Shikoku region in Japan, in business pertaining to medical equipment involving the wholesale distribution of medical devices and related instruments, in SPD business services involving administration of goods/information and purchasing control, as well as the business of nursing care products involving distribution and rental of beds for home-care use and nursing care products.

Meanwhile, DVx was founded in April 1986 as Hertz Corporation for the purpose of sales of cardiac pacemakers and follow-up business, which later changed its trade name in February 2004 to DVx Inc. Also, DVx listed the DVx Shares on the Jasdaq Securities Exchange, Inc. in April 2007, on the Second Section of the Tokyo Stock Exchange in December 2013, and on the First Section of the Tokyo Stock Exchange in September 2014, which, thereafter, underwent a transition to the Tokyo Stock Exchange Standard Market due to a review of classification of markets at the Tokyo Stock Exchange in April 2022, and the DVx Shares have been listed thereon up to the present date.

DVx, as a corporate group (the “DVx Group;” collectively the Company’s Group and DVx Group are referred to as the “Groups of Both Companies”), as of May 22, 2026, comprising the two companies of DVx and its consolidated subsidiary, engages, primarily in the Kanto region of Japan, in the arrhythmia business, selling, as a distribution agent, medical equipment for examination and treatment of arrhythmia, the ischemic disease business, selling, as a distribution agent/sole agency in Japan, medical equipment for examination and treatment of ischemic symptoms and the business of distribution of other medical devices and related instruments.

Both Companies recognize that the business environment surrounding the business field of the wholesale industry to which the Groups of Both Companies belong has grown increasingly severe in recent years due to the lowered insurance reimbursement price, rising logistics cost, decrease in earning capacity of hospitals, and other factors.

More specifically, impacts, such as the lowered selling prices of medical instruments in general and decreases in profit margins, have become apparent due to repeated lowering of insurance reimbursement prices that are the public price of medical instruments. Also, Both Companies recognize that logistic-related costs have been growing with each passing year in the context of a labor shortage in the logistics industry in general, rising fuel costs, and other factors. In addition, business conditions of medical institutions have been growing increasingly severe, whereby, pursuant to materials for the 118th meeting of the Medical Care Subcommittee, Social Security Council of the Ministry of Health, Labour and Welfare, an operating profit margin of general hospitals in Japan, which was 1.4% in 2018, was lowered to -1.9% in 2023 under the influence of rising labor costs in medical settings, price increases, and other factors. Under such hospital business conditions, there is a growing trend among hospitals toward seeking further cost reductions in the procurement of medical materials or the like, and Both Companies recognize that a competitive environment in the wholesale industry of medical equipment has become increasingly severe.

Also, under the foregoing market environment, the strengthening of competitiveness by scaling up business operations or an industry reorganization movement aiming for the enhancement of managerial efficiency have been observed in the wholesale industry of medical equipment, whereby such industry faces increased challenges in scaling up business operations or maintaining and enhancing profitability individually, and thus an aggregation of management resources and strengthening of business foundations have become critical business challenges.

Under the aforesaid severe outside environment, the Company has recognized for a long time as management issues of the Company’s Group an improvement of its earnings ratio, making advances into urban areas, and strengthening of its capability in negotiating purchase prices, and DVx has recognized as management issues the expansion of its business scope to fields of specialization other than cardiology, strengthening its advance into regions other than the Kanto region and strengthening of its capability in negotiating purchase price.

Based on the foregoing recognitions of the external environment and internal issues, Both Companies have, after the execution of a master agreement concerning business alliance dated October 17, 2022, executed the business alliance agreement dated March 15, 2023, and proceeded with a review towards collaboration between Both Companies. Thereafter, in the course of proceeding with a review on a system of further collaboration between Both Companies, Both Companies have, based on a judgement that they would be able to realize further enhancement of corporate value of the Groups of Both Companies through implementation of the Business Integration by establishing a relationship whereby Both Companies complement each other in their business areas and products and create a resilient management foundation capable of providing a broad range of solutions to hospitals and medical facilities, resolved at the meetings of their respective Boards of Directors to implement the Business Integration, and executed the Business Integration Agreement and the Share Exchange Agreement.

Both Companies expect the following synergies through the realization of the Business Integration.

(1) Expansion of distribution chains and products in agency business; and creation of an advantage of scale

It is expected that Both Companies will be able to, through the mutually complementing business areas and products of the Groups of Both Companies, construct a solid distribution chain and realize sales growth in the agency business. More specifically, Both Companies will establish a solid nationwide distribution chain without relying on specific regions, while rolling out sales of medical instruments in general handled by the Company’s Group in the Kanto-region that is the main business area of the DVx Group, and strengthening the sale of cardiology products in the Chugoku-Shikoku region that is the main business area of the Company’s Group.

Also, it is expected that the sharing of professional expertise of Both Companies would enhance discernment concerning novel products leading to the sale of the latest medical instruments by Both Companies.

In addition, through the lowering of purchase prices and acquisition of volume-based incentives due to the strengthening of negotiation power, it is expected that Both Companies can improve the profit margin.

(2) Expansion of distribution channel and support area pertaining to in-house products; and strengthening of medical-engineering collaboration

As regards in-house developed products of the DVx Group including the “RAQUOS Injection System,” “Holter ECG Analysis,” and “AMI-SSS01 Series Phonocardiograph,” Both Companies will promote the expansion of the market in the Chugoku-Shikoku region, that is the main business area of the Company, and the Kingdom of Thailand, into which the Company has been expanding, and concurrently therewith, Both Companies will endeavor to cooperate through repair and maintenance support services especially in the Chugoku-Shikoku region.

In addition, it is expected that the sharing of needs and expertise on the medical front amassed by Both Companies will enable Both Companies to incubate new development ideas and also enable strengthening of Both Companies’ leading-edge product development capability, including alliances with start-up companies or other entities.

(3) Optimizing logistics and inventory management; and strengthening business continuity plan (BCP)

Both Companies will realize the reduction of logistics costs and optimization of supply chains through integration of logistic chains in the Chugoku-Shikoku region. More specifically, Both Companies are contemplating mutual use of the new Okayama logistic center of the Company’s Group. Also, it is expected that disposal loss will be reduced by mutually selling and sharing of medical instruments inventory with an expiration date held by Both Companies, leading to the improvement of the inventory turnover ratio.

In addition, Both Companies contemplate that construction of a mutually complementary structure for distribution and/or logistics chains will enable improvement to a resilient infrastructure system with a lower degree of regional dependence that is capable of stable supply of medical instruments even in times of natural disasters and/or pandemics.

(4) Facilitation of digitalization through promoting the efficiency of IT investment and leveraging data

Streamlining the business operations of Both Companies will be realized by sharing IT systems and expertise owned by Both Companies. More specifically, Both Companies contemplate facilitating utilization by Both Companies of “Li – Flo,” an integrated logistics system of the Company’s Group, mutual ownership of the product master, and other measures.

Also, Both Companies contemplate that an efficient implementation of a large-scale joint investment in IT systems including a sales management system and/or logistics system will be enabled by, as the basis therefor, enhancement of financial power associated with the Business Integration.

(5) Sharing professional expertise of Both Companies and strengthening cultivation of human resources through talent exchange

Both Companies contemplate that sharing know-how and expertise owned by Both Companies will enable realization of the strengthening of the cultivation of human resources of the Groups of Both Companies. More Specifically, Both Companies will proceed with implementation of trainings by specialized personnel resources and mutual utilization of educational contents. Also, Both Companies will endeavor to build up the skills of the entire organization and construct strong foundations for talented personnel by facilitating exchanges of personnel with strengths in different areas.

Both Companies contemplate that the realization of the aforementioned synergies through the Business Integration will enable Both Companies to contribute to construction of a sustainable medical supply system as the most suitable advisor for hospitals undergoing a decrease in earning capacity to improve their management, while driving a reorganization of the industry as a whole, and thereby leading to further development of the medical industry.

Also, hereafter, through the Business Integration, as regards the existing business of the Company’s Group, Both Companies aim to establish a solid position as a hybrid-type dealer of medical equipment with “comprehensiveness multiplied by specialization” by fusing together the “broad coverage” of the Company’s Group and “specialization” of the DVx Group; furthermore, as regards the existing business of DVx, Both Companies will realize the enhancement of corporate value of the entire Groups of Both Companies after the Business Integration through aiming for “a partner, indispensable for the medical industry, for the management of hospitals” through preparing comprehensive proposal and development skills to address the needs in medical settings centering around the two pillars of the agency business and the business of in-house products.

2.
Details of the Share Exchange Agreement

The details of the Share Exchange Agreement executed by the Company and DVx dated May 22, 2026, are as follows.

SHARE EXCHANGE AGREEMENT (Copy)

OLBA HEALTHCARE HOLDINGS INC. (“OLBA HEALTHCARE”) and DVx Inc. (“DVx”) hereby execute this share exchange agreement (the “Agreement”) under the terms and conditions set forth below as of May 22, 2026 (the “Execution Date”).

Article 1 (Share exchange)
OLBA HEALTHCARE and DVx, in accordance with the provisions of the Agreement, shall implement a share exchange (the “Share Exchange”) whereby OLBA HEALTHCARE shall become the wholly owning parent company resulting from the share exchange and DVx shall become the wholly owned subsidiary resulting from the share exchange, and OLBA HEALTHCARE shall acquire all outstanding shares of DVx by means of the Share Exchange.

Article 2 (Trade names and addresses)

The trade names and addresses of OLBA HEALTHCARE and DVx are as follows.
(1) OLBA HEALTHCARE (wholly owning parent company resulting from the share exchange)
Trade name: OLBA HEALTHCARE HOLDINGS, Inc.
Address: 1-1-3 Shimoishii, Kita-ku, Okayama-shi, Okayama

(2) DVx (wholly owned subsidiary resulting from the share exchange)
Trade name: DVx Inc.
Address: 1-8-15 Konan, Minato-ku, Tokyo

Article 3 (Matters related to the number of shares to be delivered upon share exchange and allotment thereof)

1. Upon the Share Exchange, OLBA HEALTHCARE shall deliver to shareholders recorded in the shareholder registry of DVx immediately before the time when OLBA HEALTHCARE acquires all outstanding shares of DVx through the Share Exchange (the “Base Time”) (meaning shareholders after the retirement of treasury shares of DVx based on Article 8; hereinafter, the “Shareholders at Base Time”) common shares of OLBA HEALTHCARE in a number acquired by multiplying the total number of common shares of DVx held by 0.50, in lieu of common shares of DVx held by such shareholders.

2. Upon the Share Exchange, OLBA HEALTHCARE shall allocate to the Shareholders at Base Time common shares of OLBA HEALTHCARE at a ratio of 0.50 common shares of OLBA HEALTHCARE per one common share of DVx held by such shareholders (the “Share Exchange Ratio”).

3. If the number of shares of common shares of OLBA HEALTHCARE to be allotted and delivered to Shareholders at Base Time by OLBA HEALTHCARE pursuant to the preceding two paragraphs contains any fraction less than one share, OLBA HEALTHCARE shall treat such fraction based on the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 4 (Matters related to share capital and reserves of the wholly owning parent company resulting from the share exchange)

The amounts of share capital and reserves to be increased due to the Share Exchange are as follows.

(1) Share capital: 0 yen
(2) Legal capital surplus: Amount separately determined by OLBA HEALTHCARE in accordance with Article 39 of the Regulations for Corporate Accounting
(3) Legal retained earnings: 0 yen

Article 5 (Effective date)

The day the Share Exchange comes into effect (the “Effective Date”) shall be September 1, 2026. However, the Effective Date may be changed upon consultation and agreement of OLBA HEALTHCARE and DVx if necessary to comply with the progress of the procedures of the Share Exchange.

Article 6 (Approval at shareholders’ meetings)

OLBA HEALTHCARE and DVx, no later than the day before the Effective Date, shall convene their respective shareholders’ meetings and request a resolution for the approval of the Agreement and the matters necessary for the Share Exchange.

Article 7 (Management of business)

1. During the period from the Execution Date to the Effective Date, OLBA HEALTHCARE and DVx shall, respectively, execute their business and manage and administer their assets with the duty of care of a good manager.

2. During the period from the Execution Date to the Effective Date, except when prescribed separately by the Agreement, any act by OLBA HEALTHCARE or DVx that may have a major impact on the execution of this Share Exchange or the Share Exchange Ratio shall be conducted after prior consultation and agreement of the other party.

Article 8 (Restrictions on distribution of surplus and acquisition of treasury shares)

1. OLBA HEALTHCARE may distribute a surplus with a limit of 80 yen per common share to shareholders or registered pledgees of shares entered or recorded in OLBA HEALTHCARE’s final shareholder registry as of June 30, 2026.

2. DVx may distribute a surplus with a limit of 50 yen per common share to shareholders or registered pledgees of shares entered or recorded in DVx’s final shareholder registry as of March 31, 2026.

3. Except for those set forth in the preceding two paragraphs, OLBA HEALTHCARE and DVx shall not distribute a surplus whose reference date is set on any day falling within the period from the Execution Date to the day immediately before the Effective Date (including the day immediately before the Effective Date; the same shall apply below in this item). Furthermore, OLBA HEALTHCARE and DVx shall not acquire treasury shares whose acquisition day is set on any day falling within the period from the Execution Date up to the day immediately before the Effective Date. (However, this excludes (i) any acquisition of treasury shares to be made responding to a demand for purchase of shares constituting less than one unit as provided in Article 192, Paragraph 1 of the Companies Act, (ii) any acquisition of treasury shares to be made responding to a demand by dissenting shareholders to purchase shares as provided in Article 785, Paragraph 1 or Article 797, Paragraph 1 of the Companies Act to be exercised upon the Share Exchange, or (iii) any acquisition of treasury shares without compensation because of restricted shares held by an officer based on a restricted-share allocation agreement that DVx has concluded with said officer.)

Article 9 (Retirement of treasury shares)

Based on a resolution of a Board of Directors meeting to be held no later than the day immediately before the Effective Date, DVx shall retire, at the Base Time, all of its treasury shares held thereby at the Base Time (including treasury shares acquired by DVx by means of a purchase of shares responding to a demand by dissenting shareholders of DVx to purchase shares as provided in Article 785, Paragraph 1 of the Companies Act to be exercised upon the Share Exchange, and treasury shares acquired from an officer based on a restricted-share allocation agreement that DVx has concluded with said officer.)

Article 10 (Change of share exchange conditions and termination of the Agreement)

Within the period from the Execution Date to the Effective Date, if a serious change in the financial condition or business performance of OLBA HEALTHCARE or DVx occurs or is identified, an event that could cause a significant disruption to the execution of the Share Exchange in accordance with the Agreement occurs or is identified, or otherwise the realization of the objective of the Share Exchange becomes difficult, OLBA HEALTHCARE and DVx may change or terminate the Agreement upon consultation and agreement in good faith.

Article 11 (Effect of the Agreement)

The Agreement ceases to be effective in any of the following events: (i) approval on the Agreement could not be obtained at a shareholders’ meeting of OLBA HEALTHCARE by the day immediately before the Effective Date, (ii) approval on the Agreement could not be obtained at a shareholders’ meeting of DVx by the day immediately before the Effective Date, (iii) procedures for permits and licenses, reports, etc. (if any) that must be completed by the Effective Date by laws and regulations, etc. (including foreign laws; hereinafter the same shall apply) for the Share Exchange are not completed by the day immediately before the Effective Date (including when a waiting period that must pass before the Effective Date by laws and regulations, etc. does not pass by the day immediately before the Effective Date), or (iv) the Agreement is terminated based on the previous Article.

Article 12 (Court of jurisdiction)

When a dispute arises regarding the performance or interpretation of the Agreement, the district court that has jurisdiction over the location of the head office of the defendant shall have exclusive agreed jurisdiction for the first instance.

Article 13 (Matters for consultation)

Any items necessary for the Share Exchange not prescribed in the Agreement shall be determined after discussion between OLBA HEALTHCARE and DVx in accordance with the purpose of the Agreement.

IN WITNESS WHEREOF, this document has been prepared in duplicate, with each party hereof affixing their name and seal hereunto and retaining one (1) copy.

May 22, 2026

OLBA HEALTHCARE HOLDINGS, Inc.
1-1-3 Shimoishii, Kita-ku, Okayama-shi, Okayama
Yohei Maeshima
President and CEO

DVx Inc.
1-8-15 Konan, Minato-ku, Tokyo
Hiroshi Shibasaki
President & CEO

3.
Matters related to the appropriateness of Consideration for the Share Exchange

(1)
Matters related to the appropriateness of the total of Consideration for the Share Exchange

i)
Particulars of the allocation pertaining to the Share Exchange

	The Company (Wholly owning parent company resulting from share exchange)	DVx (Wholly owned subsidiary resulting from share exchange)
Allocation ratio pertaining to the Share Exchange	1	0.50
Number of shares to be issued in the Share Exchange	Company’s Shares: 5,183,078 shares (scheduled)
(Note 1) Allocation ratio of shares
0.50 shares of the Company’s Shares shall be issued as an allotment for one share of the DVx Shares. The allocation ratio pertaining to the Share Exchange shown above (the “Share Exchange Allocation Ratio”) is subject to change upon the occurrence of a material change in various conditions that constitute grounds for calculation, upon consultation and agreement between Both Companies.

(Note 2) The number of the Company’s Shares to be delivered by the Share Exchange
Upon the Share Exchange, the Company is expected to issue the Company’s Shares to the shareholders of DVx (provided, however, this means the shareholders after the retirement of treasury shares described below) immediately before the time of acquisition by the Company of all of the outstanding shares of DVx under the Share Exchange (the “Base Time”) in lieu of the total number of the DVx Shares held thereby multiplied by 0.50. Also, the shares to be issued by the Company shall be addressed by an issuance of new shares (5,183,078 shares).

It should be noted that DVx is expected to, upon resolution of the meeting of its Board of Directors to be held by the end of the day immediately before the Effective Date of the Share Exchange, retire all of its treasury shares held thereby at the Base Time (including shares, among restricted shares allotted by DVx to its officers as restricted stock compensation (the “Restricted Shares”) for which the transfer restriction has not been cancelled on the business day immediately before the Effective Date of the Share Exchange and acquired by DVx without consideration; and including shares to be acquired responding to a demand by dissenting shareholders to purchase based on appraisal rights concerning the Share Exchange under Article 785, Paragraph 1 of the Companies Act of Japan (the “Companies Act”). The number of shares to be issued under the Share Exchange is subject to future amendment due to reasons including acquisition or retirement of treasury shares of DVx.

(Note 3) The treatment of fractional shares
The shareholders of DVx which come to hold shares less than one unit (i.e., shares less than 100 shares) of the Company’s Shares in accordance with the Share Exchange may utilize the following system pertaining to the Company’s Shares. It should be noted that the shares less than one unit cannot be sold on a financial instruments exchange market.

•   A system to demand to purchase for holders of shares less than one unit (selling off shares less than one unit (100 shares))
    This is a system for shareholders of shares less than one unit of the Company’s Shares through which they may demand the Company to purchase, under the provisions of Article 192, Paragraph 1 of the Companies Act and the share handling rules of the Company, such shares less than one unit held thereby.

(Note 4) The treatment of fractions less than one share
The shareholders of DVx which come to hold fractional shares less than one share of the Company’s Shares in accordance with the Share Exchange shall sell off the Company’s Shares that correspond the total number of such fraction (if there is a fraction less than one in such total number, the fractions shall be rounded down) pursuant to Article 234 of the Companies Act and/or other provisions set forth in other relevant laws and ordinances, and the proceeds from the sale of shares shall be delivered to such shareholders in accordance with the fractions.

ii) Grounds for the Content of Allocation pertaining to the Share Exchange and Other Particulars

(a) Grounds and reasons for the content of allocation

Each of Both Companies, in order to ensure fairness and appropriateness upon the determination of the Share Exchange Allocation Ratio set forth in i) “Particulars of the allocation pertaining to the Share Exchange” above, appointed a third-party independent valuation institution and various advisors independent from Both Companies. The Company appointed YAMADA Consulting Group Co., Ltd. (“YAMADA Consulting”) as a financial advisor and an independent valuation institution, and Oh-Ebashi LPC & Partners (“Oh-Ebashi”) as a legal advisor; and DVx appointed AGS FAS Co., Ltd. (“AGS FAS”) as a financial advisor and an independent valuation institution, and Nishimura & Asahi (Gaikokuho Kyodo Jigyo) (“Nishimura & Asahi”) as a legal advisor; and Both Companies commenced a comprehensive consideration.

The Company, as set forth in (3) “Measures to ensure fairness” below, reached the conclusion that the Share Exchange Allocation Ratio is appropriate and contributes to the interests of shareholders of the Company, after deliberation and review in a careful manner based on: the valuation report on the allocation ratio pertaining to share exchange dated May 21, 2026 obtained from YAMADA Consulting, the financial advisor and an independent valuation institution for the Company; advice from Oh-Ebashi, the legal advisor; a result of the due diligence implemented on DVx from the beginning of February to late March 2026 and the like, and judged that implementing the Share Exchange at the Share Exchange Allocation Ratio is appropriate.

Meanwhile, DVx, as set forth in (3) “Measures to ensure fairness” below, engaged in the deliberation and review in a careful manner based on: the valuation report on the Share Exchange Allocation Ratio dated May 21, 2026 obtained from AGS FAS, the financial and an independent valuation institution for DVx; advice from Nishimura & Asahi, the legal advisor; a result of the due diligence implemented on the Company from the beginning of February to late March 2026 and the like. As a result of the foregoing, DVx reached the conclusion that the Share Exchange Allocation Ratio is appropriate and contributes to the interests of its shareholders and judged that implementing the Share Exchange at the Share Exchange Allocation Ratio is appropriate.

As stated above, Both Companies have respectively reviewed the result of the due diligences implemented on each other and other factors, and repeated negotiations and discussions while referencing the result of valuations on the allocation ratio of the share exchange submitted by respective independent valuation institutions and considering comprehensively the contributory factors such as financial conditions, asset conditions, and future prospects of Both Companies. As a result, since Both Companies reached the judgement that the Share Exchange Allocation Ratio is appropriate and contributes to the interests of respective shareholders of Both Companies, judged that implementing the Share Exchange at the Share Exchange Allocation Ratio is appropriate.

The Share Exchange Allocation Ratio is subject to change upon consultation and agreement between Both Companies, in cases where a material change occurs to various conditions underpinning the valuation of the same.

(b) Matters concerning valuation

i)
Name of the valuation institutions and relationships with Both Companies

Each of YAMADA Consulting, the independent valuation institution for the Company, and AGS FAS, the independent valuation institution for DVx, is a valuation institution independent from Both Companies, does not constitute an affiliated party of Both Companies, and has no material interest to be stated herein concerning the Share Exchange.

With respect to the professional fee to YAMADA Consulting pertaining to the Share Exchange includes a contingency fee payable on the condition of the consummation of the Share Exchange or the like, the Company judges that independence is not negated by the inclusion of the contingency fee payable on the condition of the consummation of the Share Exchange, taking into account the general practice in deals analogous thereto and the appropriateness of a compensation structure that would impose a considerable monetary burden in cases where the Share Exchange is not consummated. Also, whereas the professional fee to AGS FAS pertaining to the Share Exchange includes milestone fees in which multiple milestones are established in the course of the Share Exchange and fees are payable upon the achievement of the respective milestones, DVx judges that independence is not negated by the inclusion of the milestone fees, taking into account that AGS FAS considers that: paying a part of the consideration as milestone fees is desirable for AGS FAS from the viewpoint of the monetary burden on DVx instead of a solely fixed fee under the circumstances where success or failure of the Share Exchange is unclear; and it is reasonable for both AGS FAS and DVx.

ii)
Outline of the valuation

(i)  Valuation by YAMADA Consulting

YAMADA Consulting conducted the valuation on the Company using the Market Price Method considering that it is listed on the Tokyo Stock Exchange Standard Market and also using the discounted cash flow method (“DCF Method”) in order to reflect the status of its future business activities in the valuation. As regards the Market Price Method, the Reference Date is set as May 21, 2026, and it adopted the closing stock price on the Reference Date of the Company’s Shares at the Tokyo Stock Exchange Standard Market; the simple average of the closing price in the last one month from April 22, 2026 up to and including the Reference Date; the simple average of the closing price in the last three months from February 24, 2026 up to and including the Reference Date; and the simple average of the closing price in the last six months from November 25, 2025 up to and including the Reference Date. As regards the DCF Method, the valuation was conducted by discounting the future cash flow and other figures based on a financial forecast prepared by the Company to its present value. It should be noted that the financial forecast of the Company, on which the valuation under the DCF Method is based, includes a business year for which a substantial increase and decrease are anticipated. More specifically, in the term ending June 2027, a substantial increase in the free cash flow (“FCF”) compared to the previous business year is anticipated due to a slowdown in the growth of working capital; in the term ending June 2028, a substantial decrease in FCF is anticipated due to a large-scale capital investment; and, in the term ending June 2029, a substantial increase in FCF is anticipated due to a decrease in the amount of the capital investment. Also, such financial forecasts are not based on the premise of the execution of the Share Exchange.

As regards DVx, it conducted the valuation thereon using the Market Price Method considering that it is listed on the Tokyo Stock Exchange Standard Market and also using the DCF Method in order to reflect the status of its future business activities in the valuation. As regards the Market Price Method, the Reference Date is set as May 21, 2026, and it adopted the closing stock price on the Reference Date of DVx at the Tokyo Stock Exchange Standard Market; the simple average of the closing price in the last one month from April 22, 2026 up to and including the Reference Date; the simple average of the closing price in the last three months from February 24, 2026 up to and including the Reference Date; and the simple average of the closing price in the last six months from November 25, 2025 up to and including the Reference Date. As regards the DCF Method, the valuation was conducted by discounting the future cash flow and other figures based on a financial forecast prepared by DVx to its present value. It should be noted that the financial forecast of DVx, on which the valuation under the DCF Method is based, includes a business year for which a substantial increase in profits is anticipated. More specifically, in the term ending March 2027, the term ending March 2028, the term ending March 2030, and the term ending March 2031, a substantial increase in operating profit is expected compared to each term in the previous business year in accordance with the increase in the sale of high value-added products. In addition, from the term ending March 2027 to the term ending March 2031, a substantial increase in FCF is expected in accordance with the increase in operating profit. Also, such financial forecasts are not based on the premise of the execution of the Share Exchange. The valuation ranges of the DVx Shares are described below compared to the Company’s Shares with an equity value per share of one.

Method adopted	Result of valuation of share exchange ratio
Market Price Method	0.47 to 0.56
DCF Method	0.35 to 0.60

Upon valuation of the share exchange ratio, YAMADA Consulting used “as is” the material and information provided by Both Companies and information publicized to the public, on the assumption that all materials and information on which analysis and review are conducted are accurate and complete, without independently verifying the accurateness and/or completeness of such materials and information. Also, it did not conduct any valuation, appraisement, or assessment of assets and/or liabilities (including derivative financial instruments, off-balance-sheet assets and liabilities, and other contingent liabilities), including analysis and valuation of individual assets and liabilities, and also did not ask for any individual instrument to perform any appraisement or assessment thereof. The valuation of the share exchange ratio by YAMADA Consulting reflects information as of up to and including May 21, 2026, and the financial forecast and other information concerning the future of the Company are based on the premise that: they have been reasonably prepared based on the best and faithful forecast and judgment by the management of the Company as far as possible at the present; the financial forecast and other information concerning the future of DVx are based on the premise that: they have been reasonably prepared based on the best and faithful forecast and judgment by the management of DVx as far as possible at the present; and the financial conditions of the Company and DVx transition in accordance with these forecasts. The result of the valuation of the share exchange ratio submitted by YAMADA Consulting is solely for the purpose of providing references for the management of the Company to contemplate the share exchange ratio for the Share Exchange and does not intend to express any opinion on the fairness of the share exchange ratio for the Share Exchange.

(ii) Valuation by AGS FAS

AGS FAS conducted the valuation on the Company using the Market Price Method considering that it is listed on the Tokyo Stock Exchange Standard Market and also using the DCF Method in order to reflect the status of its future business activities in the valuation. As regards the Market Price Method, the Reference Date is set as May 21, 2026, and it adopted the closing stock price on the Reference Date of the Company’s Shares at the Tokyo Stock Exchange Standard Market; the simple average of the closing price in the last one month from April 22, 2026 up to and including the Reference Date; the simple average of the closing price in the last three months from February 24, 2026 up to and including the Reference Date; and the simple average of the closing price in the last six months from November 25, 2025 up to and including the Reference Date. As regards the DCF Method, the valuation was conducted by discounting the future cash flow and other figures based on a financial forecast prepared by the Company to its present value. It should be noted that the financial forecast of the Company, on which the valuation under the DCF Method is based, includes a business year for which a substantial increase and decrease are anticipated. More specifically, in the term ending June 2027, a substantial increase in FCF is anticipated due to a slowdown in the growth of working capital; in the term ending June 2028, a substantial decrease in FCF compared to each term in the previous business year is anticipated due to a large-scale capital investment; and, in the term ending June 2029, a substantial increase in FCF is anticipated due to a decrease in the amount of the capital investment. Also, such financial forecasts are not based on the premise of the execution of the Share Exchange.

As regards DVx, it conducted the valuation thereon using the Market Price Method considering that it is listed on the Tokyo Stock Exchange Standard Market and also using the DCF Method in order to reflect the status of its future business activities in the valuation. As regards the Market Price Method, the Reference Date is set as May 21, 2026, and it adopted the closing stock price on the Reference Date of DVx at the Tokyo Stock Exchange Standard Market; the simple average of the closing price in the last one month from April 22, 2026 up to and including the Reference Date; the simple average of the closing price in the last three months from February 24, 2026 up to and including the Reference Date; and the simple average of the closing price in the last six months from November 25, 2025 up to and including the Reference Date. As regards the DCF Method, the valuation has been made by discounting the future cash flow and other figures based on a financial forecast prepared by DVx to its present value. It should be noted that the financial forecast of DVx, on which the valuation under the DCF Method is based, includes a business year for which a substantial increase in profits is anticipated. More specifically, in the term ending March 2027, the term ending March 2028, the term ending March 2030, and the term ending March 2031, a substantial increase in operating profit is expected compared to each term in the previous business year in accordance with the increase in the sale of high value-added products. In addition, in the term ending March 2028, a substantial decrease in FCF is expected in accordance with the increase in working capital, while in the term ending March 2027 and from the term ending March 2029 to the term ending March 2031, a substantial increase in FCF is expected in accordance with the increase in operating profit. Also, such financial forecasts are not based on the premise of the execution of the Share Exchange.

The valuation ranges of the DVx Shares are described below compared to the Company’s Shares with an equity value per share of one.

Method adopted	Result of valuation of share exchange ratio
Market Price Method	0.48 to 0.55
DCF Method	0.23 to 0.90

Upon the valuation of the share exchange ratio, AGS FAS used “as is” the material and information provided by Both Companies and information publicized to the public, on the assumption that all materials and information on which the analysis and review are conducted are accurate and complete, without independently verifying the accurateness and/or completeness of such materials and information, and it is not obliged to do so. The valuation by AGS FAS is premised in the absence of any fact that may have a material impact on the valuation of the share exchange ratio, which has not been disclosed to AGS FAS, among other factors. It did not conduct any valuation, appraisement, or assessment of assets and/or liabilities (including derivative financial instruments, off-balance-sheet assets and liabilities, and other contingent liabilities), including analysis and valuation of individual assets and liabilities, and also did not ask for any individual instrument to perform any appraisement or assessment thereof. AGS FAS assumes that the financial forecast and other information concerning the future of Both Companies have been reasonably prepared based on the best and faithful forecast and judgment by the management of Both Companies as far as possible at the present and relied thereon without independently verifying the accurateness and/ or completeness of such information. The valuation of the share exchange ratio by AGS FAS reflects information as of up to and including May 21, 2026. The result of the valuation of the share exchange ratio submitted by AGS FAS does not intend to express any opinion on the fairness of the share exchange ratio for the Share Exchange.

(2) Expectation of delisting and grounds therefor

Since, as a result of the Share Exchange, DVx will become a wholly owned subsidiary of the Company on September 1, 2026 (scheduled) that is the Effective Date, the DVx Shares are expected to be delisted on August 28, 2026 (the last trading day will be August 27, 2026).

After the delisting, while the DVx Shares will be incapable of being traded on the Tokyo Stock Exchange Standard Market, considering that the Company’s Shares to be allocated to the shareholders of DVx pursuant to the Share Exchange have been listed on the Tokyo Stock Exchange Standard Market and are capable of being traded on the financial instruments exchange market even on and after the Effective Date of the Share Exchange, Both Companies think that this will enable continuous provision of liquidity for shareholders of DVx which hold 200 or more of the DVx Shares as of the Base Time, and to whom the allocation of 100 or more shares, that is the number of shares constituting one unit of the Company’s Shares are allocated under the Share Exchange.

On the other hand, for the shareholders of DVx, which hold the DVx Shares in a number of less than 200 shares at the Base Time, the Company’s Shares will be allocated in the number of shares less than 100 shares constituting one unit of the Company’s Shares. While such fractional shares less than one unit are incapable of being sold on a financial instruments exchange market, the shareholders who will hold fractional shares less than one unit may request the Company to purchase such shares. For details, please refer to (1) i) “Particulars of the allocation pertaining to the Share Exchange” (Note 3) “The treatment of fractional shares” above. Also, as regards the details of the treatment of fractions in cases where fractions less than one share are generated in accordance with the Share Exchange, please refer to (1) i) “Particulars of the allocation pertaining to the Share Exchange (Note 4) “The treatment of fractions less than one share” above.

(3) Measures to ensure fairness

Considering that, upon the Share Exchange, DVx, a listed company, will become the wholly owned subsidiary of the Company resulting from share exchange, Both Companies have implemented the following measures to ensure fairness of the Share Exchange.

i)
Obtaining valuation reports from independent valuation institutions

In order for Both Companies to ensure fairness in the valuation of the share exchange ratio in the Share Exchange, the Company appointed YAMADA Consulting, a third-party valuation institution independent from Both Companies, from which it obtained the valuation report dated May 21, 2026 concerning the share exchange ratio; and DVx appointed AGS FAS, a third-party valuation institution independent from Both Companies, from which it obtained the valuation report dated May 21, 2026 concerning the share exchange ratio. For the outlines of the respective valuation reports, please refer to (1) ii) (b) “Matters concerning valuation” above. Neither of Both Companies has obtained a written opinion (i.e., a fairness opinion) from the respective independent institutions to the effect that the share exchange ratio in the Share Exchange is fair for the shareholders of Both Companies from a financial perspective.

ii)
Advice from independent law firm(s)

As a legal adviser for the Share Exchange, the Company appointed Oh-Ebashi and DVx appointed Nishimura & Asahi respectively, and each party has obtained advice from a legal point of view concerning various formalities as well as the methods and procedures of the Share Exchange. Both Oh-Ebashi and Nishimura & Asahi are independent from Both Companies and do not have a material interest in Both Companies in relation to the Business Integration including the Share Exchange.

Although Oh-Ebashi has entered into a legal advisory agreement with the Company, Oh-Ebashi is an outside law firm providing legal services not only to the Company but to a large number of clients, and the Company has entered into the legal advisory agreement therewith seeking legal consultancy as one of those clients of Oh-Ebashi from time to time based on the firm’s practice areas and specialty; as such, the firm’s independence is not harmed by the fact that such agreement has been entered into. Considering also that the professional fee for Oh-Ebashi is calculated based on their operating hours multiplied by an hourly price and does not include any contingency fee payable on the condition that the transaction is consummated, the Company has judged that there is no problem in the independence of the firm.

As there is no capital ties and personal relationships between Both Companies as of May 22, 2026, and neither of Both Companies constitutes an affiliated party, no conflict of interest will arise for Both Companies upon decision making at the meeting of the Board of Directors concerning the Share Exchange, hence, no specific measures are taken other than those stated in i) “Obtaining valuation reports from independent valuation institution” and ii) “Advice from independent law firm(s)” above.

(4) Matters concerning the appropriateness of the amount of capital, reserve, etc. of the Company
The amount of capital, reserves, etc. of the Company to be increased through the Share Exchange shall be as described below. These have been decided comprehensively taking into account and reviewing the Company’s financial status, capital policy and other circumstances, within the scope of laws and ordinances, and, as such, the Company judges them as reasonable.

i)	Amount of capital:	JPY 0
ii)	Amount of capital reserve:	The amount separately determined by the Company in accordance with Article 39 of the Regulations for Corporate Accounting of Japan.
iii)	Amount of earned surplus reserve:	JPY 0

4.
Matters related to the reasonableness of the determination of the share options pertaining to the Share Exchange

Not applicable.

5.
Matters related to DVx

(1)
Financial Statements and other documents pertaining to the final business year

With regard to the description of the financial statements and other documents pertaining to the final business year of DVx (i.e., the term ended March 2026), while it is omitted from the statements in the documents (i.e., documents containing matters for electronic provision measures) delivered to shareholders who requested delivery of written documents pursuant to the provisions of laws and ordinances as well as the provisions of Section 14, Paragraph 2 of the Articles of Incorporation of the Company, it is published via the Internet on the website of the Company (https://www.olba.co.jp/ir/event/event_03.html) and the website of the Tokyo Stock Exchange (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show) (in Japanese only).

(2)
Extraordinary financial statements as of the extraordinary settlement date after the end of the final business year

Not applicable.

(3)
Disposal of material assets, etc. accrued after the end of the final business year

i)
Execution of the Business Integration Agreement and the Share Exchange Agreement

DVx has resolved at the meeting of its board of directors held on May 22, 2026, concerning the Business Integration to implement a share exchange under which the Company will become the wholly owning parent company resulting from the share exchange and DVx will become the wholly owned subsidiary resulting therefrom, and executed on the same day the Business Integration Agreement and the Share Exchange Agreement between Both Companies. The details of the Share Exchange Agreement are as set forth in 2. “Details of the Share Exchange Agreement” above.

ii)
Retirement of treasury shares

DVx is expected to, upon resolution of the meeting of its Board of Directors to be held by the end of the day immediately before the Effective Date of the Share Exchange, retire all of its treasury shares held thereby at the Base Time (including the Restricted Shares for which the transfer restriction has not been cancelled on the business day immediately before the Effective Date of the Share Exchange and acquired by DVx without consideration; and including shares to be acquired responding to requests by dissenting shareholders to purchase based on their appraisal rights concerning the Share Exchange under Article 785, Paragraph 1 of the Companies Act) as of the Base Time.

iii)
Distribution of Surplus

Pursuant to the resolution at the meeting of its Board of Directors held on May 15, 2026, DVx distributed the dividend of surplus of JPY 50 per share of the DVx Shares, the total amount of which was JPY 525,047,800, effective as of June 12, 2026. It should be noted that DVx has stipulated in its Articles of Incorporation that the dividend of surplus shall be distributed, etc., by means of a resolution at its Board of Directors based on Article 459, Paragraph 1 of the Companies Act.

6.
Disposal of material assets, etc. accrued after the end of the final business year of the Company

(1)
Execution of the Business Integration Agreement and the Share Exchange Agreement

The Company has resolved at the meeting of its board of directors held on May 22, 2026, concerning the Business Integration to implement a share exchange under which the Company will become the wholly owning parent company resulting from the share exchange and DVx will become the wholly owned subsidiary resulting therefrom, and executed on the same day the Business Integration Agreement and the Share Exchange Agreement on that day between Both Companies. The details of the Share Exchange Agreement are as described in 2. “Details of the Share Exchange Agreement” above.

(2)
Distribution of Surplus

The Company has, pursuant to the resolution at its annual general meeting of shareholders held on September 25, 2025, distributed the dividend of surplus of JPY 80 per share of the Company’s Shares, the total amount of which was JPY 494,378,240, effective as of September 26, 2025.

Proposal No. 2	Partial Amendment of the Articles of Incorporation

1.
Reasons for the amendment

As set forth in Proposal No. 1 “Approval of the Share Exchange Agreement between the Company and DVx,” the Company is scheduled to implement the Business Integration with DVx. In accordance therewith, with the purpose of further articulating a clear vision for the future based on the spirit of equal partnership, and also with the purpose of a change of the business purposes corresponding to the description of the business after the Business Integration, the change in the total number of issuable shares in association with the Share Exchange, as well as the change of the chairperson of the Board of Directors based on how corporate governance should be after the Business Integration, we hereby request approval that there be a change of: the Trade Name (Section 1 of the current Articles of Incorporation); Purpose (Section 2 of the current Articles of Incorporation); Total Number of Issuable Shares (Section 6 of the current Articles of Incorporation); as well as Person Entitled to the Convocation and the Chairperson of the Board of Directors (Section 19 of the current Articles of Incorporation) (the “Amendment of the Articles of Incorporation”).

It should be noted that the Amendment of the Articles of Incorporation shall become effective as of the Effective Date of the Share Exchange (scheduled as September 1, 2026) on the condition that Proposal No. 1 “Approval of the Share Exchange Agreement between the Company and DVx” is approved as originally proposed, and the Share Exchange becomes effective.

2.
Particulars of the amendment of the Articles of Incorporation Particulars of the amendment are as described below.

(Underlined sections indicate the parts for which change is proposed)

Current Articles of Incorporation		Proposed Amendment
Section 1. Trade Name The Company is called , which is represented as OLBA HEALTHCARE HOLDINGS, Inc. in English.		Section 1. Trade Name The Company is called , which is represented as OLBA DVx HEALTHCARE, Inc. in English.

Section 2. Purpose (Provisions Omitted)		Section 2. Purpose (No Change)
1.	(Provisions Omitted)	1.	(No Change)
(i)	Manufacture, selling, rental, leasing, maintenance and inspection, repair, processing, installation works as well as export and import of medical equipment and materials.	(i)
Manufacture, purchasing/selling, rental, leasing, maintenance and inspection, repair, processing, installation works as well as export and import of medical equipment, related peripheral devices and related materials.

(New Provision)		(ii)	Research and development in medical equipment and related peripheral devices.
(New Provision)		(iii)	Design, purchasing/selling, and import/export of medical systems.
(ii)
Manufacture, selling, rental, leasing, maintenance and inspection, repair, processing, installation works as well as export and import of medical, industrial hygiene, physicochemical, biochemical, optical equipment and measuring apparatus.
(iv)
Manufacture, purchasing/selling, rental, leasing, maintenance and inspection, repair, processing, installation works as well as export and import of medical, industrial hygiene, physicochemical, biochemical, optical equipment, measuring apparatus as well as apparatus and devices related to health and medicine.

(iii)
Manufacture, processing, selling, export and import of pharmaceutical products, drugs not for medical use, pharmaceutical raw materials, quasi-pharmaceutical products, veterinary medical products, industrial chemicals and other chemical products, reagents, clinical diagnostic reagents, poisonous substances, deleterious substances, and veterinary medical devices.
(v)
Manufacture, purchasing/selling, repair, maintenance and inspection, rental, leasing, as well as export and import of pharmaceutical products, drugs not for medical use, pharmaceutical raw materials, quasi-pharmaceutical products, cosmetics, health foods, daily goods, veterinary medical products, industrial chemicals and other chemical products, reagents, clinical diagnostic reagents, poisonous substances, deleterious substances, and veterinary medical devices.

	(iv) to (ix) (Provisions Omitted)	(vi) to (xi) (No Change)
(x)	Development, rental, leasing, maintenance and inspection, repair and selling of computers and peripheral devices.	(xii) Design, development, manufacture, rental, leasing, maintenance and inspection, repair and purchasing/selling of computers and peripheral devices.
	(New Provision)	(xiii) Provision of internal and external medical and medical device-related general consulting and services.
	(xi) to (xix) (Provisions Omitted)	(xiv) to (xxii) (No Change)
(xxiii) Provision of related internal and external services, including medical publishing and market research.
	(xx) (Provisions Omitted)	(xxiv) (No Change)
	2 to 9 (Provisions Omitted)	2 to 9 (No Change)
10.	Acquisition, administration, licensing, and purchasing/selling of patent rights, utility model rights, trademark rights and other industrial property rights.	10.
Acquisition, administration, licensing, and purchasing/selling of patent rights, utility model rights, trademark rights and other industrial property rights. Only a change of a word “and” above written in hiragana to the one written in Chinese character.

	11 to 13 (Provisions Omitted)	11 to 13 (No Change)
	Section 6. Total Number of Issuable Shares	Section 6. Total Number of Issuable Shares
	The total number of the issuable shares of the Company shall be 18,000,000.	The total number of the issuable shares of the Company shall be 36,000,000.
	Section 19. Person Entitled to the Convocation and the Chairperson of the Board of Directors	Section 19. Person Entitled to the Convocation and the Chairperson of the Board of Directors

The Director & President shall convene and preside over the meetings of the Board of Directors. In cases of an accident to the Director & President, another Director shall stand in therefor in an order prescribed beforehand by the Board of Directors.

The Director & Chairman shall convene and preside over the meetings of the Board of Directors. In cases of an accident to the Director & Chairman, another Director shall stand in therefor in an order prescribed beforehand by the Board of Directors.

Proposal No. 3	Appointment of Six (6) Directors

In this Proposal, in association with the Business Integration with DVx, we hereby request approval to newly appoint six (6) Directors.

It should be noted that the appointment of these candidates for Director shall become effective as of the Effective Date of the Share Exchange (scheduled as September 1, 2026) on the condition that Proposal No. 1 “Approval of the Share Exchange Agreement between the Company and DVx” is approved as originally proposed, and the Share Exchange becomes effective.

1	Hiroshi SHIBASAKI	Date of birth: April 23, 1965 Age: 61			Newly Appointed
		>	Number of shares owned in the Company:	0 shares

>	Career Summary, Position and Responsibilities in the Company, and Material Outside Positions Concurrently Held

August	1986	Joined Matsunaga Dental Clinic
August	1991	Joined Herz Co., Ltd. (currently DVx, Inc. (“DVx”)
December	1998	General Manager of Sales Division, Herz Co., Ltd.
January	2003	Director, General Manager of Sales Headquarters, Herz Co., Ltd.
February	2004	Director, General Manager of Herz Business of DVx upon merger between Herz Co., Ltd. and DVx Japan K.K.
June	2007	Executive Officer, General Manager of Herz Business Headquarters of DVx
April	2010	Executive Officer, General Manager of Sales Supervisory Headquarters of DVx
June	2010	Director and Executive Officer, General Manager of Sales Supervisory Headquarters of DVx
April	2012	Director (in charge of Sales) of DVx
April	2015	Director (in charge of Sales and Marketing) and Executive Officer of DVx
April	2017	Director (in charge of Sales of Arrhythmia-related Products) and Executive Officer of DVx
June	2017	Managing Director (in charge of Sales of Arrhythmia-related Products) and Executive Officer of DVx
April	2018	Managing Director (in charge of Sales of Arrhythmia-related Products) of DVx
June	2018	Executive Vice President and Director (overall Sales management and in charge of Sales of Arrhythmia-related Products) of DVx
April	2019	Executive Vice President & COO of DVx
June	2019	President & CEO, of DVx
November	2020	Chairman and Director, MSS Co., Ltd. (incumbent)
June	2026	Chairman and Representative Director of DVx (incumbent)

>	Reasons for nomination as candidate for Director:

Mr. Hiroshi SHIBASAKI has been mainly engaged in, since joining DVx, the area of sales activities and, since he assumed the position of Director of DVx, he has been supervising the overall sales activities, and he has abundant experience and extensive insight. Also, considering that he has been currently supervising overall management and promoting the business growth of DVx as Representative Director, the Company judged he is well experienced in corporate management and thus has nominated him as a candidate for Director.

2	Satoshi SUWA	Date of birth: January 25, 1974 Age: 52			Newly Appointed
		>	Number of shares owned in the Company:	0 shares

>	Career Summary, Position and Responsibilities in the Company, and Material Outside Positions Concurrently Held

June	1995	Joined Herz Co., Ltd. (currently DVx, Inc. (“DVx”))
April	2012	General Manager of Sales Administration Division of DVx
April	2017	General Manager of Finance & Accounting Division of DVx
April	2021	Executive Officer and General Manager of Sales Administration Division of DVx
June	2024	Director (in charge of Finance & Accounting and Sales Administration) and Executive Officer of DVx
June	2025
Director (in charge of Business Administration, Human Resources, Finance & Accounting, Sales Administration Division, Business Management Strategy) and Executive Officer and General Manager of Sales Administration Division of DVx

June	2026	Director (in charge of Business Administration, Human Resources, Promotion of DX/IT), Executive Officer and General Manager of Promotion of DX/IT of DVx (incumbent)

>	Reasons for nomination as candidate for Director:

Considering that Mr. Satoshi SUWA has been mainly engaged in, since joining DVx, duties in the Finance & Accounting Division and the Sales Administration Division, the Company has judged that he has abundant experience and extensive insight into finance and accounting and thus has nominated him as a candidate for Director.

3	Satoshi MIYAMOTO	Date of birth: May 24, 1959 Age: 67			Newly Appointed
		>	Number of shares owned in the Company:	0 shares

>	Career Summary, Position and Responsibilities in the Company, and Material Outside Positions Concurrently Held

April	1983	Joined Nomura Securities Co., Ltd.
August	2013	Joined DVx, Inc. (“DVx”)
April	2014	General Manager of Internal Audit Division of DVx
April	2018	Executive Officer of DVx
June	2018	Director (in charge of Finance & Accounting and Sales Administration) and Executive Officer of DVx
April	2019	Director (in charge of Finance & Accounting and Sales Administration) and Executive Officer, General Manager of Sales Administration Division of DVx
April	2021	Director (in charge of Finance & Accounting and Sales Administration) of DVx
June	2023	Director (in charge of Business Administration and Human Resources, and in charge of Finance & Accounting and Sales Administration) and Executive Officer of DVx
June	2024	Director (in charge of Business Administration, Management Strategy, and Human Resources) and Executive Officer of DVx
June	2025	Director (in charge of overall management) of DVx

>	Reasons for nomination as candidate for Director:
Considering that Mr. Satoshi MIYAMOTO has abundant professional experience over a long time in a securities company, and since joining DVx Inc., he has been engaged in operational execution as General Manager of the Internal Audit Division and Executive Officer in charge of Finance & Accounting and Sales Administration divisions, the Company has judged that he has abundant experience and extensive insight in the areas of finance and accounting and thus has nominated him as a candidate for Director.

4	Takeshi MIYAGAWA	Date of birth: August 27, 1976 Age: 49			Newly Appointed
		>	Number of shares owned in the Company:	0 shares

>	Career Summary, Position and Responsibilities in the Company, and Material Outside Positions Concurrently Held

December	1998	Joined Medical Software Support Center Co., Ltd. (currently MSS Co., Ltd.)
April	2001	Joined Herz Co., Ltd. (currently DVx, Inc. (“DVx”))
December	2002	Director of MSS Co., Ltd.
April	2018	General Manager of Sales Administration Division of DVx
April	2019	General Manager of Internal Audit Division of DVx
June	2019	Representative Director of MSS Co., Ltd. (incumbent)
September	2019	Representative Director of Nissei Meditech Inc. (incumbent)
April	2021	Executive Officer, General Manager of Internal Audit Division of DVx
June	2022	Director (Audit and Supervisory Committee Member) of DVx (incumbent)

>	Reasons for nomination as candidate for Director:

Considering that Mr. Takeshi MIYAGAWA has been mainly engaged in, since joining DVx, the areas of sales administration of medical devices and internal auditing, the Company has judged that he has abundant experience and extensive insight in those areas and thus has nominated him as a candidate for Director.

5	Toru NOJIMA	Date of birth: October 13, 1960 Age: 65		Newly Appointed	Outside	Independent
		> Number of shares owned in the Company:	0 shares

>   Career Summary, Position and Responsibilities in the Company, and Material Outside Positions Concurrently Held

April	1985	Joined Suzuki Tax Accounting Office
November	1992	Joined Asahi Shinwa & Co. (currently KPMG AZSA LLC)
July	2002	Partner, Asahi Shinwa & Co. (currently Associate Partner)
July	2009	Representative Partner, Asahi & Co. (currently Partner, KPMG AZSA LLC )
July	2019	Director, ToruNojima CPA Office (incumbent)
June	2020	Outside Director (Audit and Supervisory Committee Member) of DVx (incumbent)

>   Reasons for nomination as candidate for Outside Director:
Considering that, while Mr. Toru NOJIMA has no experience in engaging in corporate management other than through assuming a position of outside officer, he has professional knowledge and abundant experience gained as a certified public accountant, the Company expects that he will take advantage of such knowledge and expertise to give effective advice from the viewpoint of a professional accountant to managerial issues of the Company, and thus has nominated him as candidate for Director. It should be noted that he is a candidate for independent officer as prescribed by the financial stock exchange.

6	Sumio SUGIYAMA	Date of birth: July 22, 1954 Age: 72		Newly Appointed	Outside	Independent
		> Number of shares owned in the Company:	0 shares

>   Career Summary, Position and Responsibilities in the Company, and Material Outside Positions Concurrently Held

March	1977	Joined B.L.J. Company, Ltd.
February	1988	Joined Nippon Lever B.V.
September	1991	Joined Medtronic Japan Co., Ltd.
December	2002	Joined Nippon Becton, Dickinson Co., Ltd.
April	2006	Joined ELA Medical Japan Co., Ltd.
August	2007	President, Sorin Japan Co., Ltd. (currently, LivaNova Japan K.K.)
August	2018	Director (in charge of Commercialization), iCorNet Laboratory Co., Ltd. (incumbent)
June	2024	Outside Director of DVx Inc. (incumbent)

>   Reasons for nomination as candidate for Outside Director:

Mr. Sumio SUGIYAMA has approximately 40 years of experience, mainly in sales, marketing, and management of medical products, and has experience in marketing full-scale consumer goods, which makes him one of the few marketing experts in the medical device industry. Also, he has been engaged in corporate management for a long time and has abundant knowledge and extensive experience. The Company expects that he will take advantage of such knowledge and expertise to give effective advice from the viewpoint of a management executive to managerial issues of the Company, and thus has nominated him as a candidate for Director. It should be noted that he is a candidate for independent officer as prescribed by the financial stock exchange.

(Note)	1.	There is no special interest between any of the candidates for Director and the Company.
	2.	The age of each candidate for Director is as of the closing of the Extraordinary General Meeting of Shareholders.
	3.	Each candidate above is a candidate for a newly appointed Director.
	4.
Messrs. Toru NOJIMA and Sumio SUGIYAMA are candidates for Outside Director. Upon approval of their appointment, the Company is expected to nominate them as independent directors prescribed by the Tokyo Security Exchange and register them at the Tokyo Security Exchange.

	5.
Upon approval of the appointment of Messrs. Toru NOJIMA and Sumio SUGIYAMA, the Company is expected to execute a liability limitation agreement with each of them to limit liability for damages under Article 423, Paragraph 1 of the Companies Act, pursuant to the provisions under Article 427, Paragraph 1 of the same Act. The maximum amount under such agreement is expected to be the minimum liability amount provided for in applicable laws and ordinances.

6.
The Company has entered into a directors and officers liability insurance policy with an insurance company, whereby monetary compensation for damages, litigation costs and other expenses suffered by the insured shall be indemnified, all the insurance premiums of which are borne by the Company. Upon approval of the appointment, all candidates for Director shall be included in the insureds under the insurance policy. Also, upon renewal of such policy, the terms, conditions and coverage are expected to remain the same.

Proposal No. 4	Appointment of One (1) Corporate Auditor

In this Proposal, in association with the Business Integration with DVx, we hereby request approval to newly appoint one (1) Corporate Auditor.

It should be noted that the appointment of this candidate for Corporate Auditor shall become effective as of the Effective Date of the Share Exchange (scheduled as September 1, 2026) on the condition that Proposal No. 1 “Approval of the Share Exchange Agreement between the Company and DVx” is approved as originally proposed, and the Share Exchange becomes effective.

Also, the consent of the Audit and Supervisory Committee with this Proposal has been obtained.

1	Akiko TANOUE	Date of birth: March 5, 1967 Age: 59		Newly Appointed	Outside	Independent
		> Number of shares owned in the Company:	0 shares

>	Career Summary and Position in the Company, and Material Outside Positions Concurrently Held

December	2001	Registered as an attorney-at-law (the Daini Tokyo Bar Association)
December	2006	Joined Cosmos Law Office, Partner (incumbent)
June	2022	Outside Director (Audit and Supervisory Committee Member) of DVx (incumbent)

> Reasons for nomination as candidate for Outside Corporate Auditor:
Considering that, while Ms. Akiko TANOUE has no experience of engaging in the management of a company other than through means of assuming a position of outside officer, she has professional knowledge and abundant experience gained as a lawyer, the Company judged that she will contribute to establishing and strengthening the maintenance of the compliance system of the Company and therefore nominated her as a candidate for Corporate Auditor.

(Note)	1.	There is no special interest between the candidate for Corporate Auditor and the Company.
	2.	The age of the candidate above is as of the closing of the Extraordinary General Meeting of Shareholders.
	3.	The candidate above is a candidate for a newly appointed Outside Corporate Auditor.
	4.
Ms. Akiko TANOUE is a candidate for Outside Corporate Auditor. Upon approval of her appointment, the Company is expected to nominate her as independent director prescribed by the Tokyo Security Exchange and register her at the Tokyo Security Exchange.

	5.
Upon approval of the appointment of Ms. Akiko TANOUE, the Company is expected to execute a liability limitation agreement with her to limit liability for damages under Article 423, Paragraph 1 of the Companies Act, pursuant to the provisions under Article 427, Paragraph 1 of the same Act. The maximum amount under such agreement is expected to be the minimum liability amount provided for in applicable laws and ordinances.

	6.
The Company has entered into a directors and officers liability insurance policy with an insurance company, whereby monetary compensation for damages, litigation costs and other expenses suffered by the insured shall be indemnified, all the insurance premiums of which are borne by the Company. Upon approval of the appointment, Ms. Akiko TANOUE shall be included in the insureds under the insurance policy. Also, upon the renewal of such policy, the terms, conditions and coverage are expected to remain the same.

(For your reference)
Skill Matrix of the Board of Directors
•   This table has been prepared on the premise of the structure of the Board of Directors of the Company after the Share Exchange becomes effective in cases where all of the proposals for the appointment of Directors and proposal for the appointment of Corporate Auditor presented at this Extraordinary General Meeting of Shareholders are approved as originally proposed.

							Expertise and Experience
	Name	Title	Age (Years old)	Tenure (Years)	Gender	Nomination and Remuneration Committee Member	Qualifications	Corporate Management/ Management Strategy	Global	Clinical Experience/ Marketing/Sales	Treasury/Accounting/ Finance/M&A	Legal Affairs/ Risk Management/Audit	Human Resources/ Labor Management	Technology Development	ICT/DX
Board Members	Hiroshi SHIBASAKI	Representative Director, Chairman	61	Newly Appointed	Male	●		●		●				●
	Yohei MAESHIMA	Representative Director, President	59	12	Male	●	Medical Doctor	●	●	●			●
	Kyosuke ISODA	Director	51	13	Male								●		●
	Satoshi SUWA	Director	52	Newly Appointed	Male						●		●		●
	Noboru MURATA	Director	51	13	Male						●	●			●
	Satoshi MIYAMOTO	Director	67	Newly Appointed	Male			●			●	●			●
	Katsuyuki KUWAMURA	Director	51	6	Male					●
	Takeshi MIYAGAWA	Director	49	Newly Appointed	Male							●			●
	Yukiko KAWAMOTO	Outside Director (Independent)	64	8	Female	●			●		●
	Toru NOJIMA	Outside Director (Independent)	65	Newly Appointed	Male	●	CPA				●	●
	Sumio SUGIYAMA	Outside Director (Independent)	72	Newly Appointed	Male			●	●	●				●
	Yoshihiko TAKUBO	Outside Director (Independent)	56	2	Male	●		●					●
Audit and Supervisory Committee Members	Junichi MORIYA	Standing Outside Corporate Auditor	63	9	Male						●	●
	Tohei NITTA	Outside Corporate Auditor (Independent)	68	5	Male		CPA				●	●
	Akiko TANOUE	Outside Corporate Auditor (Independent)	59	Newly Appointed	Female	●	Attorney-at-law					●	●

(Note)	1.
In cases where Proposal No. 1 “Approval of the Share Exchange Agreement between the Company and DVx,” is approved as originally proposed and the Share Exchange becomes effective, Mr. Yukihiro KITAGAWA, who is the Outside Director of the Company is expected to resign from the Director of the Company as of the Effective Date of the Share Exchange, and Mr. Hidenari SHUTO, who is the Outside Corporate Auditor of the Company is expected to resign from the Corporate Auditor of the Company as of that date.

	2.
As for the tenure of respective officers other than those newly appointed, the number of years of refers to their respective tenures at the closing of the annual general meeting of shareholders of the Company which is scheduled to be held in September 2026.

	3.	The abbreviation of “CPA” used in the column “Qualification” in the Skill Matrix diagram above represents that the indicated candidates are each qualified as a certified public accountant.

Definition of each item set forth in the Skill Matrix diagram

Item	Definition
Corporate Management/Management Strategy	Experience in top management in companies or organizations
Global	Experience in overseas postings or work experience in foreign-affiliated companies
Clinical Experience/Marketing/Sales	Experience in working or sales activities at the medical front or point of care
Treasury/Accounting/Finance/M&A	Business experience in the areas of finance, accounting, M&A or the like
Legal Affairs/Risk Management/Audit	Business experience in the areas of legal affairs, risk management, internal auditing or the like
Human Resources/Labor Management	Business experience in the area of human resources
Technology Development	Business experience in relation to development of medical devices, and/or medical regulatory approvals
ICT/DX	Expertise in relation to ICT, business experience in relation to promotions of DX

Proposal No. 5	Partial Amendments to the Share Remuneration System for Directors

1.
Details of the proposal and reasons why such remuneration and the like are appropriate

It is hereby proposed to shareholders, in accordance with the execution of the Business Integration Agreement and the Share Exchange Agreement as well as the review of the Company’s remuneration system for officers triggered thereby, to amend the scope of Directors eligible for the Company’s Share Remuneration System from “Directors (excluding Outside Directors)” to “Directors (excluding Outside Directors) who are designated by the Board of Directors as eligible for the Share Remuneration System.”

Upon approval by the shareholders at the 69th Annual General Meeting of shareholders held on September 20, 2018, the Company implemented a share remuneration system for Directors (the “System”) for the purposes of: strengthening the linkage between remuneration and the Company’s stock value; enhancing Directors’ awareness of contributing to the improvement of mid- and long- term performance and increase of corporate value by sharing with shareholders both benefits and risks arising from fluctuations in the Company’s share value, whereby a maximum of 35,000 points (one point is equivalent to one share) will be granted to the Directors excluding Outside Directors, and the number of shares corresponding to the points granted shall be delivered to a Director at, in principle, the time of his/her resignation. It should be noted that the System is a remuneration system which is separate from the maximum amount of remuneration for Directors (i.e., no more than JPY 400 million, exclusive of salaries received as an employee) approved at the 49th Annual General Meeting of Shareholders held on November 10, 1998.

On this occasion, if Proposal No. 1 “Approval of the Share Exchange Agreement between the Company and DVx” is approved as originally proposed, while DVx will be the wholly owned subsidiary of the Company and it is expected that current or former directors of DVx assume the position of Director of the Company, taking into account that DVx has its own stock-based remuneration system (a stock-based remuneration system with a transfer restriction), the Company hereby proposes to amend the scope of Directors eligible for the System from “Directors (excluding Outside Directors)” to “Directors (excluding Outside Directors) who are designated by the Board of Directors as eligible for the Share Remuneration System” (the “Amendment”) to enable a flexible compensation designed by the Company’s Group after that the Share Exchange becomes effective while basically maintaining the purposes of the System stated above. The details of the System shall not be changed, except for the Amendment, from the content previously approved by the shareholders at the 69th Annual General Meeting of Shareholders held on September 20, 2018, including the matters such as the maximum amount to be contributed by the Company to acquire the Company’s Shares or the maximum total number of points to be delivered to Directors.

We believe that the content of this Proposal No. 5 is appropriate considering that: the System after the Amendment remains the same, except for the scope of Directors eligible for the System, as the particulars approved by the shareholders at the 69th Annual General Meeting of Shareholders held on September 20, 2018; the proposed amendment regarding the scope of Directors eligible for the System is, as stated above, for the purpose of enabling a flexible compensation designed by the Company’s Group after the Share Exchange becomes effective; and, while the Company has established its Nomination and Remuneration Committee chaired by an Outside Director to secure the transparency and objectivity in the decision-making process for remunerations for Directors and Executive Officers, the details of the System after the Amendment were resolved at the meeting of the Board of Directors after the deliberation at the Nomination and Remuneration Committee.

Upon approval and passing of Proposal No. 3 “Appointment of Six (6) Directors” as originally proposed, the number of the Directors eligible for the System shall be a maximum of eight (8) as of the time when the appointment pertaining to such proposal becomes effective (as stated above, the Directors who will actually be eligible for the System shall be designated by resolution at the meeting of the Board of Directors from among those eight (8) Directors).

It should be noted that the Amendment shall become effective as of the Effective Date of the Share Exchange (scheduled as September 1, 2026) on the condition that Proposal No. 1 “Approval of the Share Exchange Agreement between the Company and DVx” is approved as originally proposed and the Share Exchange becomes effective.

Also, subject to the approval of this Proposal, it is scheduled to revise the decision-making policy on the particulars of individual remuneration or the like for Directors to align with the Amendment.

2.
Amount and particulars of remuneration or the like under the System after the Amendment

(1)
Outline of the System
The System is a stock-based remuneration system whereby a trust established by a contribution of money by the Company (the “Trust”) shall acquire the Company’s Shares, which shall be delivered to each Director through the Trust in the number corresponding to the number of points granted by the Company to each Director.
Main points of the System after the Amendment are described in the table below.
With respect to the particulars of the System before the Amendment, please refer to the “Notice concerning the Implementation of the Share Remuneration System for Directors” dated August 9, 2018.

Item	For reference: before the Amendment	The System after the Amendment (underlined refers to the revised part)
(i) Directors eligible for the System	The Company’s Directors (excluding Outside Directors).	The Company’s Directors (excluding Outside Directors) who are designated by the Board of Directors as eligible for the System.
(ii) Initial Trust Period	Approximately three (3) years *There may be cases where the System continues by extending the Trust Period.	(No change)
(iii) Maximum amount of money to be contributed by the Company as the funds to acquire the Company’s Shares for the delivery to Directors during the Initial Trust Period	JPY 150 million in total *If extended, the amount of JPY 50 million multiplied by the number of the years so extended shall be the maximum for additional contributions.	(No change)
(iv) Manner of the acquisition of the Company’s Shares	By means of disposal of treasury shares or an acquisition from the exchange market (including off-floor transactions).	(No change)
(v) Maximum of total points to be granted to Directors	35,000 points per business year.	(No change)
(vi) Criteria for granting points	Points shall be granted corresponding to respective titles and positions.	(No change)
(vii) Number of shares to be delivered to Directors	One share of the Company’s Shares shall be granted per one point.	(No change)
(viii) Time of delivery of the Company’s Shares to Directors	In principle, at the time of resignation.	(No change)

(2)
Maximum amount of money to be contributed by the Company
The initial Trust Period for the Trust was prescribed as approximately three (3) years, which has been currently extended. The Company shall establish the Trust during such Trust Period whereby the Company shall contribute the money in the maximum total amount of JPY 150 million as remuneration for Directors who have been serving during the respective period, and Directors who satisfy a certain requirement shall be the beneficiaries. The Trust shall acquire the Company’s Shares by means of disposal of its treasury shares or an acquisition from the exchange market (including off-floor transactions) by securing funds with the money entrusted by the Company.
(Note) The actual money which the Company will entrust to the Trust shall be the total of, in addition to the funds for the acquisition of the Company’s Shares, estimated amounts of necessary costs including trust fee, compensation for the trust administrator and other expenses.

There may be cases where the System is continued upon expiration of the Trust Period (meaning, if the System is continued by extending the Trust Period in accordance with the formalities described below, upon expiration of the Trust Period after the relevant extensions), by extending the Trust Period from time to time by the determination by the Company’s Board of Directors (including cases where the Trust Period is substantially extended by transferring the trust property in the Trust to another trust established by the Company with similar purposes to the Trust; hereinafter the same applies). In this case, the Company shall additionally contribute money with a maximum amount corresponding to the years of duration of the extended Trust Period multiplied by JPY 50 million as the funds for additional acquisition of the Company’s Shares necessary to be delivered to Directors under the System. Also, in this case, the relevant period shall be extended corresponding to such continuation of the System and extension of the Trust Period, and, during such extended Trust Period, the grant of the points and delivery of the Company’s Shares described in (3) below shall be continued.

Furthermore, even in cases where the relevant period is not extended and the System is not continued as described above, if there are Directors, upon expiration of the Trust Period, who have been already granted points but have not yet resigned, the Trust Period of the Trust may be extended until the resignation of such Directors and completion of the delivery of the Company’s Shares.

(3)
Method of calculating, and the maximum number of, the Company’s Shares to be delivered to Directors

i)
Method of granting the points for Directors and other particulars
The Company shall, pursuant to the Rules on the Grant of Shares determined at the meeting of its Board of Directors, grant to respective Directors the points as of the date of granting the points prescribed in the Rules on the Grant of Shares during the Trust Period corresponding to their respective titles and positions. Provided, however, that the maximum total number of points granted to Directors shall be 35,000 points per business year.

ii)
Grant of the Company’s Shares corresponding to the number of points granted
Directors shall receive the Company’s Shares corresponding to the number of points granted in i) above, in the formalities described in iii) below. One point is equivalent to one share of the Company’s Shares. Provided, however, that upon the occurrence of an incident such as share split/consolidation of shares where an adjustment of the number of the Company’s Shares to be delivered is deemed reasonable, a reasonable adjustment shall be conducted corresponding to the split ratio/consolidation ratio and the like.

iii)
Delivery of the Company’s Shares for Directors
The delivery of the Company’s Shares for Directors described in ii) above shall be made by the Trust when each Director fulfils the prescribed formalities for determining beneficiaries upon his/her resignation.
Provided, however, that there may be cases where a certain percentage of the Company’s Shares above are delivered by money in lieu of the Company’s Shares after the selling-off and conversion into cash within the Trust for the purpose of withholding the funds for payment of withholding tax or other impositions. Also, if the Company’s Shares are converted into cash including cases where the Company’s Shares in the Trust are tendered in a tender offer and settled thereby, there may be cases where the delivery is made by money in lieu of the Company’s Shares.

(4)
Exercise of the voting rights
The voting right pertaining to the Company’s Shares in the Trust shall not be exercised uniformly based on instruction by the trust administrator independent of the Company and its officers. It is thereby contemplated to ensure, through the foregoing means, that the exercise of the voting rights pertaining to the Company’s Shares in the Trust has no effect on the management of the Company.

(5)
Handling of dividends
The dividends pertaining to the Company’s Shares in the Trust shall be received by the Trust, which shall be allocated to the acquisition price of the Company’s Shares, trust fee for the trustee of the Trust, or the like.

The end of the document.